UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

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Sypris Solutions, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notice of 2007 Annual Meeting

and

Proxy Statement

SYPRIS SOLUTIONS, INC.

101 Bullitt Lane, Suite 450

Louisville, Kentucky 40222

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TIME	10:00 a.m. EDT
Tuesday, April 24, 2007

PLACE	Lower Level Seminar Room
101 Bullitt Lane, Louisville, Kentucky 40222

ITEMS OF BUSINESS	(1) To elect two Class II members of the Board of Directors, whose terms are described in the Proxy Statement.
(2) To transact such other business as may properly come before the meeting and any adjournment thereof.

RECORD DATE	Holders of Sypris Common Stock of record at the close of business on March 8, 2007 are entitled to vote at the meeting.

ANNUAL REPORT	The Company’s 2006 Annual Report, which is not a part of the proxy soliciting materials, is enclosed.

PROXY VOTING

It is important that your shares be represented and voted at the meeting. You can vote your shares by completing and returning the proxy card sent to you. Most stockholders can also vote their shares over the Internet or by telephone. If Internet or telephone voting is available to you, voting instructions are printed on the proxy card sent to you. You can revoke a proxy at any time prior to its exercise at the meeting by following the instructions in the accompanying Proxy Statement.

John R. McGeeney

General Counsel and Secretary

March 23, 2007

Sypris Solutions, Inc. 101 Bullitt Lane, Suite 450 Louisville, KY 40222

PROXY STATEMENT

We are providing these proxy materials in connection with the solicitation by the Board of Directors of Sypris Solutions, Inc. of proxies to be voted at our 2007 Annual Meeting of Stockholders and at any postponement or adjournment thereof. In this Proxy Statement, we refer to Sypris Solutions, Inc. as “Sypris,” “Sypris Solutions,” “we,” “our” or “the Company.”

You are cordially invited to attend the Annual Meeting on April 24, 2007, beginning at 10:00 a.m. EDT. The Annual Meeting will be held at 101 Bullitt Lane, Lower Level Seminar Room, Louisville, Kentucky 40222.

We are first mailing this Proxy Statement and accompanying forms of proxy and voting instructions on or about March 23, 2007, to holders of our Common Stock at the close of business on March 8, 2007, the Record Date for the Annual Meeting.

Proxies and Voting Procedures

Your vote is important. Because many stockholders cannot attend the Annual Meeting in person, it is necessary that a large number of stockholders be represented by proxy. Most stockholders have a choice of voting over the Internet, using a toll-free telephone number or completing a proxy card and mailing it in the postage-paid envelope provided. Please refer to your proxy card or the information forwarded by your bank, broker or other nominee to see which options are available to you. Please be aware that if you vote over the Internet, you might incur costs such as telephone and Internet access charges for which you will be responsible. The Internet and telephone voting facilities for eligible stockholders of record will close at 11:59 p.m. EDT on April 23, 2007.

You can revoke your proxy at any time before it is exercised by timely delivery of a properly executed, later-dated proxy (including an Internet or telephone vote) or by voting by ballot at the Annual Meeting.

In order to vote over the Internet or via telephone, stockholders must have their voting form in hand and call the number or go to the website identified on the enclosed form and follow the instructions to vote on the Internet or via telephone.

The method by which you vote will in no way limit your right to vote at the Annual Meeting if you later decide to attend in person. If your shares are held in the name of a bank, broker or other nominee, you must obtain a proxy, executed in your favor, from the holder of record, to be able to vote in person at the Annual Meeting.

All shares entitled to vote and represented by properly completed proxies received prior to the Annual Meeting, and not revoked, will be voted at the Annual Meeting in accordance with your instructions. If you do not indicate how your shares should be voted on a matter, the shares represented by your properly completed proxy will be voted as the Board of Directors recommends.

If any other matters are properly presented for consideration at the Annual Meeting, including, among other things, consideration of a motion to adjourn the meeting to another time or place in order to solicit additional proxies in favor of the recommendations of the Board of Directors, the persons named as proxies and acting thereunder will have discretion to vote on those matters according to their best judgment to the same extent as the person delivering the proxy would be entitled to vote. At the date this Proxy Statement went to press, we did not anticipate that any other matters would be raised at the Annual Meeting.

Stockholders Entitled to Vote

Stockholders of Sypris Common Stock at the close of business on the Record Date are entitled to notice of and to vote at the Annual Meeting. Each share of Common Stock is entitled to one vote on each matter properly brought before the meeting. Stockholders do not have the right to cumulate their votes in the election of directors.

On the Record Date, March 8, 2007, there were 18,901,875 shares of Sypris Common Stock outstanding. A list of stockholders entitled to vote at the Annual Meeting will be available at the Annual Meeting and for 10 days prior to the Annual Meeting at the Company’s offices at 101 Bullitt Lane, Suite 450, Louisville, Kentucky 40222, between the hours of 8:30 a.m. and 5:30 p.m. local time.

Quorum

The presence, in person or by proxy, of the holders of a majority of the shares entitled to vote is necessary to constitute a quorum at the meeting for the election of directors. Abstentions and broker “non-votes” are counted as present and entitled to vote for purposes of determining whether a quorum exists. A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner.

Gill Family

As of the Record Date, the Gill family beneficially owned an aggregate of 8,596,420 shares or 45.1% of the Company’s outstanding Common Stock. For further information on ownership of Common Stock by the Gill family, see Stock Ownership of Certain Beneficial Owners.

Multiple Stockholders Sharing the Same Address

In accordance with a notice sent to eligible stockholders who share a single address by one or more banks, brokers or nominees with accountholders who are Sypris stockholders, those stockholders will receive only one Annual Report and Proxy Statement at that address. This practice, known as “householding,” is designed to reduce printing and postage costs. However, if a stockholder residing at such an address wishes to receive a separate Annual Report or Proxy Statement in the future, he or she may contact the bank, broker or nominee directly or contact Sypris at 101 Bullitt Lane, Suite 450, Louisville, Kentucky 40222 or at 502-329-2000. If you own your shares through a bank, broker or other nominee, and you are receiving multiple copies of our Annual Report and Proxy Statement, you can request householding by contacting the bank, broker or nominee.

Cost of Proxy Solicitation

Sypris will pay the cost of soliciting proxies. Sypris may reimburse brokerage firms and other persons representing beneficial owners of shares for expenses incurred in forwarding solicitation materials to such beneficial owners. Proxies may be solicited on behalf of the Company by directors, officers or employees of the Company, without additional compensation, in person or by telephone, facsimile or other electronic means.

GOVERNANCE OF THE COMPANY

Board of Directors

Our Board of Directors has adopted the Sypris Solutions, Inc. Guidelines on Corporate Governance (the “Guidelines”) to address significant corporate governance issues. The Guidelines provide a framework for the Company’s corporate governance initiatives and cover topics including, but not limited to, Board of Director and Committee composition and operation, director compensation and stock ownership requirements, and director tenure. The Nominating and Governance Committee is responsible for overseeing and reviewing the Guidelines on a regular basis, and reporting any recommended changes to the Board of Directors. A current copy of the Guidelines is available on the Company’s website at www.sypris.com.

During 2006, the Board of Directors held six meetings, and the Committees held twelve meetings. All directors attended at least 75% of the Board meetings and meetings of Committees of which they are members. Although the Company does not have a formal policy regarding attendance by members of the Board of Directors at the Company’s Annual Meeting of Stockholders, more than a majority of the directors have attended all Annual Meetings. Seven of eight directors attended the 2006 Annual Meeting.

Independence

The Board of Directors has determined that John F. Brinkley, William G. Ferko, William L. Healey, Sidney R. Petersen and Robert Sroka are “independent directors,” as such term is defined in NASD Rule 4200(a)(15).

In December 2006, the Board of Directors appointed William L. Healey to serve a one-year term as Lead Independent Director. In this capacity, Mr. Healey has frequent contact with our management, consulting with our executive officers and others on a broad range of matters. Mr. Healey, as Lead Independent Director, presides over periodic independent sessions of the Board of Directors in which only independent directors participate. Stockholders and other parties interested in communicating directly with the Lead Independent Director or with the independent directors as a group may do so by writing Lead Independent Director, Sypris Solutions, Inc., 101 Bullitt Lane, Suite 450, Louisville, Kentucky 40222.

Communications with Stockholders

Our Board of Directors welcomes communications from our stockholders. Stockholders may send communications to the Board of Directors, or to any director in particular, c/o Sypris Solutions, Inc., 101 Bullitt Lane, Suite 450, Louisville, Kentucky 40222. Any correspondence addressed to the Board of Directors, or to any director in particular, in care of the Company, is forwarded by us to the addressee, without review by management.

Committees of the Board of Directors

During 2006, the Board of Directors had four ongoing Committees: the Audit and Finance Committee, the Compensation Committee, the Executive Committee and the Nominating and Governance Committee.

The current members of the Audit and Finance Committee are Sidney R. Petersen (Chairman), William G. Ferko and Robert Sroka. During 2006, the Audit and Finance Committee met seven times.

The current members of the Compensation Committee are Robert Sroka (Chairman), John F. Brinkley, and William L. Healey, each of whom was appointed to the Committee effective May 2, 2006. During 2006, the Compensation Committee met three times.

The current members of the Executive Committee are Robert E. Gill (Chairman), Jeffrey T. Gill, R. Scott Gill and Sidney R. Petersen. During 2006, the Executive Committee held no meetings and took no actions via unanimous written consent.

The current members of the Nominating and Governance Committee are William G. Ferko (Chairman), John F. Brinkley, and William L. Healey who was appointed to this Committee in May 2006. During 2006, the Nominating and Governance Committee met two times.

Audit and Finance Committee

The Audit and Finance Committee currently consists of three directors, each of whom satisfies the independence requirements set forth in NASD Rule 4200(a)(15) and Rule 10A-3(b)(1) promulgated under the Securities Exchange Act of 1934, as amended. In addition, the Audit and Finance Committee, composed of the directors named in the preceding section, satisfies the requirements of NASD Rule 4350(d)(2). The Board of Directors has also determined that Sidney R. Petersen qualifies for and currently serves as the Committee’s “financial expert” for purposes of Item 407(d) of Regulation S-K promulgated by the SEC. The functions of the Audit and Finance Committee are described below under the heading Audit and Finance Committee Report. The Audit and Finance Committee operates pursuant to a formal written charter that sets out the functions that this Committee is to perform. The Audit and Finance Committee reviews and reassesses the adequacy of the Audit and Finance Committee Charter on an annual basis. The Audit and Finance Committee Charter is available on the Company’s website at www.sypris.com.

Compensation Committee

The Compensation Committee currently consists of three directors, each of whom meets the NASD standard for independence set forth in NASD Rule 4200(a)(15). The functions of the Compensation Committee include administering management incentive compensation plans, establishing the compensation of officers and reviewing the compensation of directors. The Compensation Committee operates pursuant to a formal written charter that sets out the functions that this Committee is to perform. The Compensation Committee reviews and reassesses the adequacy of the Compensation Committee Charter on an annual basis. A current copy of the Compensation Committee Charter is available on the Company’s website at www.sypris.com.

Executive Committee

The Executive Committee currently consists of four directors. The functions of the Executive Committee include exercising the duties of the full Board of Directors when and if necessary between regular meetings of the Board of Directors. The Executive Committee possesses all of the power of the full Board of Directors, except for certain powers under Delaware law which can only be exercised by the full Board. The Executive Committee operates pursuant to a formal written charter setting out the functions that this Committee is to perform. A current copy of the Executive Committee Charter is available on the Company’s website at www.sypris.com.

Nominating and Governance Committee

The Nominating and Governance Committee currently consists of three directors, each of whom satisfies the independence requirements set forth in NASD Rule 4200(a)(15). The functions of the Nominating and Governance Committee include recommending nominees to the Board of Directors for election as directors of the Company, and evaluating the performance and effectiveness of the Board of Directors, including a periodic assessment of the effectiveness of each of the directors. The Nominating and Governance Committee also makes recommendations to the Board of Directors from time to time as to matters of corporate governance.

The Nominating and Governance Committee employs an independent director profile to assess candidates for inclusion in the Company’s recommended slate of independent director nominees. The Nominating and Governance Committee takes a number of attributes into account during the nomination process, including an individual’s demonstrated leadership, maturity and public company experience. The Nominating and Governance Committee also places a value on building a diversity of viewpoints on the Board. In addition, the Nominating and Governance Committee will consider an individual’s integrity and commitment, as well as the candidate’s experience in our core market industries, certain targeted knowledge areas, complex multi-industry and/or technological areas and growth manufacturing or service operations.

All nominees for election at this Annual Meeting of Stockholders were previously elected by stockholders. To date, the Nominating and Governance Committee has not engaged third parties to identify or evaluate potential director candidates. Currently, the Company’s policy is not to seek or accept director nominations recommended by security holders (other than those directors who are also security holders, acting in their capacity as directors), and has not received any such nominations by any non-director security holders to date. In light of the Company’s current size, market position and historically low rates of director turnover, the policy of the Committee has been to develop and maintain contacts with potential candidates for future membership on the Board, primarily through the business relationships of the Company’s current and former officers and directors.

The Nominating and Governance Committee operates pursuant to a formal written charter that sets out the functions that this Committee is to perform. The Nominating and Governance Committee reviews and reassesses the adequacy of the Nominating and Governance Committee Charter on an annual basis. A current copy of the Nominating and Governance Committee Charter is available on the Company’s website at www.sypris.com.

Compensation Committee Interlocks and Insider Participation

Our Compensation Committee is composed of Robert Sroka (Chairman), John F. Brinkley, and William L. Healey. We are unaware of any relationships during 2006 among our officers and directors which would require disclosure under this caption.

Certain Employees

Occasionally, we may have employees who are related to our executive officers. We compensate these individuals consistently with our policies that apply to all employees. During 2006, a named executive officer’s son was employed by a subsidiary of the Company at an annual compensation which exceeded $120,000.

Code of Business Conduct

We have a corporate responsibility and compliance program which includes a written code of business conduct. We require all employees, including all officers and senior level executives, to adhere to our code of business conduct in addressing the legal and ethical issues encountered in conducting their work. The code of business conduct requires each of our employees to avoid conflicts of interest, comply with all laws and other legal requirements, conduct business in an honest, fair and ethical manner and otherwise act with integrity. Our employees are required to certify that they have received a copy of the code of business conduct and have been provided with training on the code of business conduct and their related legal obligations. Employees are required to report any conduct they believe to be an actual or apparent violation of the code of business conduct or other Company policies and procedures. The code of business conduct details the procedures for confidential and anonymous reporting by employees and emphasizes our policy of non-retaliation. Our code of business conduct can be found on our corporate website at www.sypris.com. The information on our website is not part of this Proxy Statement and is not soliciting material.

RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

Ernst & Young LLP has served as the Company’s independent public accountants and auditors since and including the fiscal year ended December 31, 1989. Although the Audit and Finance Committee has not yet completed its process for selecting the independent public accountant and auditor for the Company with respect to its 2007 financial statements, the Audit and Finance Committee has approved the interim engagement of Ernst & Young LLP to perform audit and audit-related services with respect to 2007. The Audit and Finance Committee’s selection process includes consideration of the following factors: continuity of experience with the Company’s business, internal controls and technical accounting experience; independence; history of and reputation for thoroughness, accuracy, excellence and integrity; and reasonableness of fees. The Audit and Finance Committee has approved the fees described below for 2006 and believes such fees for non-audit services are compatible with the independence of Ernst & Young LLP.

Representatives of Ernst & Young LLP will be present at the Annual Meeting. They will be given an opportunity to make a statement, if they desire to do so, and they will be available to respond to appropriate questions after the meeting.

Fees Billed by Ernst & Young LLP

Audit and Non-Audit Fees

The following table presents fees billed for professional audit services rendered by Ernst & Young LLP for the audit of the Company’s annual financial statements for the years ended December 31, 2006 and 2005 and fees billed for other services rendered by Ernst & Young LLP during those periods.

	Years Ended December 31,
	2006	2005(4)
Audit Fees (1)	$885,300	$962,958
Audit-Related Fees (2)	5,125	7,650
Tax Fees (3)	205,800	213,777
All Other Fees	—	—

Total	$1,096,225	$1,184,385

(1)	Audit Fees include fees associated with the annual audit, reviews of the Company’s quarterly reports on Form 10-Q, and an attestation report on the Company’s internal control over financial reporting for 2006 and 2005.

(2)	Audit-Related Fees principally included assistance in assessing the impact of proposed standards, rules or interpretations by the SEC, FASB, or other regulatory or standard-setting bodies.

(3)	Tax Fees consist of tax return preparation fees, tax services other than those directly related to the audit of the income tax accrual, review of state and local income tax planning opportunities and an international transfer pricing study in 2006.

(4)	Fees reported for 2005 include payments made in 2006 for fees incurred for 2005 and may not match those fees reported in the Company’s 2006 Proxy Statement.

Policy on Audit and Finance Committee Pre-Approval of Audit and Non-Audit Services of Independent Auditor

The Audit and Finance Committee’s policy is to pre-approve all audit and non-audit services provided by the independent public accountants and auditors, either by a quorum of the Committee at any meeting or by the Committee’s authorized delegate for approvals between meetings, all of which are reported to the Committee at its next meeting. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year, is detailed as to the particular service or category of services and is generally subject to a specific budget. The independent public accountants and auditors and management are required to periodically report to the full Audit and Finance Committee regarding the extent of services provided by the independent public accountants and auditors in accordance with this pre-approval, and the fees for the services performed to date. None of the services provided by the independent public accountants and auditors under the categories Audit-Related, Tax and All Other Fees described above were approved by the Audit and Finance Committee pursuant to the waiver of pre-approval provisions set forth in Rule 2-01(c) of Regulation S-X.

AUDIT AND FINANCE COMMITTEE REPORT

The Audit and Finance Committee met with management periodically during the year to consider the adequacy of the Company’s internal controls and the objectivity of its financial reporting. The Audit and Finance Committee discussed these matters with the Company’s independent public accountants and auditors and with appropriate Company financial personnel. The Audit and Finance Committee also discussed with the Company’s senior management and independent public accountants and auditors the processes used to support the certifications by the Company’s chief executive officer and chief financial officer, which are required by the Securities and Exchange Commission and the Sarbanes-Oxley Act of 2002 for certain of the Company’s filings with the Securities and Exchange Commission.

The Audit and Finance Committee met privately with both the independent public accountants and auditors and Company financial personnel, each of whom has unrestricted access to the Audit and Finance Committee. The Audit and Finance Committee appointed Ernst & Young LLP as the independent public accountants and auditors for the Company in 2006 after reviewing the firm’s performance and independence from management, among other factors.

Management has primary responsibility for the Company’s financial statements and the overall reporting process, including the Company’s system of internal controls. Ernst & Young LLP, the Company’s independent public accountants and auditors, is responsible for performing an independent audit of the Company’s financial statements in accordance with generally accepted auditing standards and expressing an opinion on the conformity of those audited financial statements in accordance with U.S. generally accepted accounting principles. Ernst & Young LLP is also responsible for performing an audit of management’s assessment in accordance with the standards of the United States Public Company Accounting Oversight Board and expressing an opinion on management’s assessment that the Company maintained effective internal control over financial reporting based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (the “COSO criteria”). The Audit and Finance Committee is responsible for monitoring and overseeing these processes.

The Audit and Finance Committee reviewed with management and Ernst & Young LLP the Company’s draft of Form 10-K for 2006, including the Company’s audited financial statements and met separately with both management and Ernst & Young LLP to discuss and review those materials prior to issuance and filing with the Securities and Exchange Commission. Management has represented, and Ernst & Young LLP has confirmed, to the Audit and Finance Committee that the financial statements were prepared in accordance with U.S. generally accepted accounting principles.

The Audit and Finance Committee received from and discussed with Ernst & Young LLP the written disclosure and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). These items relate to that firm’s independence from the Company. Ernst & Young LLP has confirmed by letter that, in its professional judgment, it is independent of the Company. The Audit Committee is not aware of any issues which could impair the independence of Ernst & Young LLP.

The Audit and Finance Committee also discussed with Ernst & Young LLP matters required to be discussed by the Statement on Auditing Standards No. 61 (Communication with Audit Committees) of the Auditing Standards Board of the American Institute of Certified Public Accountants to the extent applicable. These items relate to the scope and results of their audit of the Company’s financial statements.

The Audit and Finance Committee discussed with management and Ernst & Young LLP the quality and adequacy of the Company’s internal controls and the overall quality of the Company’s financial reporting. The Audit and Finance Committee specifically addressed with management and Ernst & Young LLP, management’s annual report regarding the effectiveness of the Company’s system of internal controls over financial reporting, management’s ongoing responsibilities for establishing and maintaining an adequate system, management’s evaluation of any significant deficiencies or material weaknesses in that system, management’s process for evaluating the effectiveness of such internal controls and the framework that was used to evaluate the effectiveness of the system. Management has represented, and Ernst & Young LLP has confirmed, to the Audit and Finance Committee that based on the COSO criteria, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2006.

The Audit and Finance Committee reviewed with Ernst & Young LLP and pre-approved their proposed audit plans, audit scope, identification of audit risks and fees, either by vote of the Committee or by approval of the Committee’s authorized delegate acting between meetings. The Audit and Finance Committee also reviewed and pre-approved all non-audit services performed by Ernst & Young LLP and discussed with the independent public accountants and auditors their independence.

In reliance on the reviews and discussions referred to above, the Audit and Finance Committee recommended to the Board of Directors (and the Board of Directors has approved) that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006.

Sidney R. Petersen (Chairman)

William G. Ferko

Robert Sroka

PROPOSAL ONE

ELECTION OF DIRECTORS

The Board of Directors is divided into three classes with terms that expire at successive annual meetings. Two Class II directors will be elected at the Annual Meeting to serve for a three-year term expiring at our annual meeting in 2010 or until their successors have been elected and qualified, or until the earliest of their death, resignation or retirement. After many years of service on our Board, long-time independent director Sidney R. Petersen, a Class III director whose term expires at the next Annual Meeting in 2008, has had initial discussions with the Company regarding the possibility that he may choose to retire as of the 2007 Annual Meeting for personal reasons. If Mr. Petersen retires before the end of his current term, the Nominating and Governance Committee will evaluate whether to fill the resulting vacancy, and will report its recommendation to the Board of Directors.

We expect each nominee for election as a director at the Annual Meeting to be able to serve if elected. If any nominee is unable to serve, proxies will be voted in favor of the remainder of those nominees and for such substitute nominee as may be selected by the Board of Directors. The persons named as proxies in the accompanying form of proxy have advised us that at the Annual Meeting, unless otherwise directed, they intend to vote the shares covered by the proxies for the election of the nominees named below. The persons named as proxies may not vote for a greater number of persons than the number of nominees named below.

The Board of Directors has nominated R. Scott Gill and Robert Sroka to be elected at the Annual Meeting as Class II directors whose terms will expire in 2010.

Set forth below are the principal occupation and certain other information regarding the nominees and the other directors whose terms of office will continue after the Annual Meeting.

Vote Required and Recommendation of the Board of Directors

Nominees receiving the greatest number of votes duly cast for the election of directors will be elected. Abstentions and broker “non-votes” are not counted as votes cast for purposes of, and therefore will have no impact as to, the election of directors. The Board of Directors recommends a vote FOR the election of the above-named nominees as Class II directors.

CLASS II DIRECTOR NOMINEES FOR TERMS EXPIRING IN 2010

R. Scott Gill Age 48	R. Scott Gill has served as a director of Sypris and its predecessor since 1983. Mr. Gill has served as Managing Member of Astor & Longwood, LLC, a real estate development and investment company, since June 2005. Mr. Gill served as a Managing Broker with Coldwell Banker Residential Brokerage from 2003 to 2005. Mr. Gill served as a Managing Broker and Associate with Koenig & Strey GMAC Real Estate, a residential real estate firm from 1999 to 2003. Mr. Gill served as Project Manager for IA Chicago, an architectural design firm, from 1998 to 1999, as Senior Vice President and Secretary of Sypris from 1997 to 1998, and as Vice President and Secretary of its predecessor from 1983 to 1998. Mr. Gill is a member of the Executive Committee. R. Scott Gill is the son of Robert E. Gill and the brother of Jeffrey T. Gill.

Robert Sroka Age 57	Robert Sroka has served as a director of Sypris since 1997. Mr. Sroka has served as Managing Director of Corporate Solutions Group, an investment banking firm, since December 2003. From 1998 to 2005 he served as Managing Partner of Lighthouse Partners, a private investment and business consulting company. Mr. Sroka served as Managing Director of Investment Banking-Mergers and Acquisitions for J.P. Morgan from 1994 to 1998. Prior to 1994, Mr. Sroka served in a variety of senior executive positions with J.P. Morgan, including Vice President-Investment Banking and Vice President-Corporate Finance. He is Chairman of the Compensation Committee and a member of the Audit and Finance Committee. Mr. Sroka also serves as a director and a member of the audit committee of North American Insurance Leaders, Inc.

CLASS III DIRECTORS WHOSE TERMS WILL EXPIRE IN 2008

William G. Ferko Age 52	William G. Ferko has served as a director of Sypris since January 2005. Mr. Ferko has served as Vice President and Chief Financial Officer of Genlyte Group Incorporated, a manufacturer of lighting fixtures and controls, since 1998. Prior to 1998, he served in several finance positions for Tenneco Inc. and its automotive and packaging divisions and as Chief Financial Officer for Monroe Auto Equipment Company and Goss Graphic Systems. Mr. Ferko is Chairman of the Nominating and Governance Committee and is a member of the Audit and Finance Committee.

Jeffrey T. Gill Age 51	Jeffrey T. Gill has served as President and Chief Executive Officer of Sypris and its predecessor since 1992, and as Executive Vice President of its predecessor from 1983 to 1992. Mr. Gill holds a BS degree in Business Administration from the University of Southern California and an MBA from Dartmouth College. A director of Sypris and its predecessor since 1983, Mr. Gill is a member of the Executive Committee. Jeffrey T. Gill is the son of Robert E. Gill and the brother of R. Scott Gill.

Sidney R. Petersen Age 76	Sidney R. Petersen has served as a director of Sypris since 1997 and of Sypris Electronics from 1994 until its merger with Sypris in 1998. Mr. Petersen retired as Chairman of the Board and Chief Executive Officer of Getty Oil in 1984, where he served in a variety of increasingly responsible management positions since 1955. He is Chairman of the Audit and Finance Committee and a member of the Executive Committee.

CLASS I DIRECTORS WHOSE TERMS WILL EXPIRE IN 2009

John F. Brinkley Age 69	John F. Brinkley has served as a director of Sypris since April 2005. Mr. Brinkley retired as General Manager, North American Automotive Operations Export Sales for Ford Motor Company in 1995 after a 33 year career with Ford. He also served in a variety of responsible management positions with Ford in Europe, including Vice President of Marketing, Director of Southern Europe Sales Operations and Director of Truck Operations. Mr. Brinkley is a member of the Compensation Committee and the Nominating and Governance Committee.

Robert E. Gill Age 81	Robert E. Gill has served as Chairman of the Board of Sypris and its predecessor since 1983, and as President and Chief Executive Officer of its predecessor from 1983 to 1992. Prior to 1983, Mr. Gill served in a number of senior executive positions, including Chairman, President and Chief Executive Officer of Armor Elevator Company, Vice President of A. O. Smith Corporation and President and Chief Executive Officer of Elevator Electric Company. Mr. Gill holds a BS degree in Electrical Engineering from the University of Washington and an MBA from the University of California at Berkeley. He is Chairman of the Executive Committee. Robert E. Gill is the father of Jeffrey T. Gill and R. Scott Gill.

William L. Healey Age 62	William L. Healey has served as a director of Sypris since 1997. Mr. Healey currently serves as a private investor and business consultant. From 2002 to 2005, he served as President and Chief Executive Officer of Cal Quality Electronics, an electronics manufacturing company. Mr. Healey served as a private investor and consultant from 1999 to 2002. He served as Chairman of the Board of Smartflex Systems, an electronics manufacturing company, from 1996 to 1999 and as its President and Chief Executive Officer from 1989 to 1999. Prior to 1989, Mr. Healey served in a number of senior executive positions with Silicon Systems, including Senior Vice President of Operations. Mr. Healey also serves as a director of Microsemi Corporation.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth information concerning the beneficial ownership of our Common Stock as of March 8, 2007 for (a) each director and nominee for director of the Company; (b) each person who is known by us to own 5% or more of our Common Stock; (c) the persons who in 2006 served as the President and Chief Executive Officer of the Company and the Vice President and Chief Financial Officer; (d) the three other most highly compensated executive officers named in the Summary Compensation Table; and (e) the directors and executive officers as a group. Except as otherwise noted, the persons named in the table have sole voting and investment power with respect to such securities.

	Shares Beneficially Owned Common Stock
	Number	Percent
Robert E. Gill (1) 253 Canton Avenue East Winter Park, Florida 32789	3,275,666	17.3%

Virginia G. Gill (2) 253 Canton Avenue East Winter Park, Florida 32789	3,275,666	17.3%

Jeffrey T. Gill (3) 101 Bullitt Lane, Suite 450 Louisville, Kentucky 40222	6,174,215	32.5%

R. Scott Gill (4) 161 East Chicago Avenue Chicago, Illinois 60611	5,695,871	30.0%

GFP I, LP (5) 1220 North Market Street, Suite 606 Wilmington, Delaware 19801	3,274,666	17.3%

Gill Family Capital Management, Inc. (6) 101 Bullitt Lane, Suite 450 Louisville, Kentucky 40222	3,274,666	17.3%

John F. Brinkley (7)	37,633	*
William G. Ferko (8)	44,954	*
William L. Healey (9)	69,000	*
Sidney R. Petersen (10)	163,018	*
Robert Sroka (11)	151,921	*
T. Scott Hatton (12)	117,986	*
John M. Kramer (13)	218,505	1.1%
Robert B. Sanders (14)	136,745	*
Richard L. Davis (15)	231,511	1.2%
Current directors and executive officers as a group (16 persons)	10,365,883	51.5%

Wellington Management Company, LLP (16)	1,054,454	5.75%
Dimensional Fund Advisors Inc. (17)	1,504,659	8.21%
Kennedy Capital Management (18)	948,552	5.2%

*	less than 1%.
(1)

Includes 500 shares beneficially owned by Virginia G. Gill, his spouse. Robert E. Gill shares voting and investment power with his spouse with respect to these shares. Also includes 3,274,666 shares of the Common Stock of the Company owned by GFP I, LP, a Delaware limited partnership, of which Robert E. Gill is a limited partner holding a 42.91% ownership interest and of which Virginia G. Gill is a limited partner holding a 43.81% ownership interest. On the basis of certain provisions of the limited partnership agreement of GFP I, LP (the “Partnership Agreement”), Robert E. Gill and Virginia G. Gill may be deemed to beneficially own shares of Common Stock that are attributable to such limited partnership interests. Mr. Gill was also a director and executive officer of the Company during 2006.

(2)	Includes 500 shares beneficially owned by Robert E. Gill, her spouse. Virginia G. Gill shares voting and investment power with her spouse with respect to these shares. Also includes 3,274,666 shares held by GFP I, LP. See footnote (1) above for certain information concerning GFP I, LP.

(3)	Includes 70,000 shares issuable under currently exercisable stock options and 23,975 shares owned by Patricia G. Gill, his wife. Jeffrey T. Gill shares voting and investment power with his spouse with respect to these shares. Also includes 3,274,666 shares held by GFP I, LP, of which Jeffrey T. Gill is a limited partner holding a 0.98% ownership interest, of which Patricia G. Gill is a limited partner holding a 0.98% ownership interest, and of which trusts for the benefit of Jeffrey T. Gill’s children, of which Jeffrey T. Gill is trustee, are limited partners holding an aggregate of 6.63% ownership interest. Gill Family Capital Management, Inc., a Delaware corporation (the “General Partner”), is the general partner of GFP I, LP, with a 0.96% ownership interest in GFP I, LP. Jeffrey T. Gill is the Co-President and Treasurer of the General Partner, is one of two directors of the General Partner, and is a 50% shareholder of the General Partner. On the basis of Jeffrey T. Gill’s positions with the General Partner, and pursuant to certain provisions of the Partnership Agreement, Jeffrey T. Gill may be deemed to beneficially own shares of Common Stock attributable to the General Partner. Mr. Gill is also a director and executive officer of the Company and was a named executive officer during 2006.

(4)	Includes 68,500 shares issuable under currently exercisable stock options. Includes 3,274,666 shares owned by GFP I, LP, of which R. Scott Gill is a limited partner holding a 3.73% ownership interest. R. Scott Gill is the Co-President and Secretary of the General Partner, is one of two directors of the General Partner, and is a 50% shareholder of the General Partner. On the basis of R. Scott Gill’s positions with the General Partner, and pursuant to certain provisions of the Partnership Agreement, R. Scott Gill may be deemed to beneficially own shares of Common Stock attributable to the General Partner. Mr. Gill is also a director of the Company.

(5)	Voting and investment power is exercised through the General Partner. See footnotes (3) and (4).

(6)	In its capacity as General Partner. See footnotes (3) and (4).

(7)	Represents shares issuable under currently exercisable stock options.

(8)	Includes 41,254 shares issuable under currently exercisable stock options.

(9)	Includes 68,500 shares issuable under currently exercisable stock options, and 500 shares held by a family trust of which Mr. Healey is a co-trustee. Mr. Healey shares voting and investment power with respect to the shares held by the family trust.

(10)	Includes 151,424 shares issuable under currently exercisable stock options, and 11,594 shares held by a family trust of which Mr. Petersen is a trustee. Mr. Petersen shares voting and investment power with respect to the shares held by the family trust.

(11)	Includes 147,071 shares issuable under currently exercisable stock options.

(12)	Includes 20,000 shares issuable under currently exercisable stock options. Mr. Hatton was a named executive officer during 2006.

(13)	Includes 119,344 shares issuable under currently exercisable stock options. Mr. Kramer was a named executive officer during 2006.

(14)	Includes 80,000 shares issuable under currently exercisable stock options. Mr. Sanders was a named executive officer during 2006.

(15)	Includes 124,795 shares issuable under currently exercisable stock options. Mr. Davis was a named executive officer during 2006.

(16)	Based on a Schedule 13G filed February 14, 2007 with the SEC by Wellington Management Company, LLP and dated December 31, 2006. According to the filing, Wellington Management Company, LLP (“Wellington”), in its capacity as investment advisor may be deemed to beneficially own shares held of record by clients of Wellington Management Company, LLP. Wellington reports shared voting power with respect to 509,700 of the shares and shared dispositive power with respect to 1,054,454 of the shares. Wellington’s address is 75 State Street, Boston, MA 02109.

(17)

Based on a Schedule 13G filed February 2, 2007 with the SEC by Dimensional Fund Advisors Inc. and dated December 31, 2006. According to the filing, Dimensional Fund Advisors Inc. (“Dimensional”), in its role as an investment advisor or manager, possesses voting and investment power over these shares that are owned by advisory clients of Dimensional. Dimensional disclaims beneficial ownership of these shares. The address of Dimensional is 1299 Ocean Avenue, 11th Floor, Santa Monica, CA 90401.

(18)	Based on a Schedule 13G filed February 13, 2007 with the SEC by Kennedy Capital Management, Inc. and dated December 31, 2006. According to the filing, Kennedy Capital Management, Inc. (“Kennedy”) in its role as an investment advisor or manager, possesses voting and investment power over these shares that are owned by advisory clients of Kennedy. Kennedy disclaims beneficial ownership of these shares. The address of Kennedy is 10829 Olive Boulevard, St. Louis, MO 63141.

SECTION 16(a) BENEFICIAL OWNERSHIP

REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors, executive officers and persons who beneficially own more than 10% of Sypris Common Stock to file reports of holdings and transactions in Sypris stock with the Securities and Exchange Commission. Based on our information, we believe that all Section 16(a) Securities and Exchange Commission filing requirements applicable to our directors, officers and other beneficial owners for 2006 were timely met.

EXECUTIVE OFFICERS

Executive officers of the Company are appointed by the Board of Directors and serve at the discretion of the Board of Directors. Set forth below are the ages, positions and certain other information regarding the executive officers of the Company.

Robert E. Gill Age 81	Robert E. Gill has served as Chairman of the Board of Sypris and its predecessor since 1983, and as President and Chief Executive Officer of its predecessor from 1983 to 1992. Prior to 1983, Mr. Gill served in a number of senior executive positions, including Chairman, President and Chief Executive Officer of Armor Elevator Company, Vice President of A. O. Smith Corporation and President and Chief Executive Officer of Elevator Electric Company. Mr. Gill holds a BS degree in Electrical Engineering from the University of Washington and an MBA from the University of California at Berkeley. He is Chairman of the Executive Committee. Robert E. Gill is the father of Jeffrey T. Gill and R. Scott Gill.

Jeffrey T. Gill Age 51	Jeffrey T. Gill has served as President and Chief Executive Officer of Sypris and its predecessor since 1992, and as Executive Vice President of its predecessor from 1983 to 1992. Mr. Gill holds a BS degree in Business Administration from the University of Southern California and an MBA from Dartmouth College. A director of Sypris and its predecessor since 1983, Mr. Gill is a member of the Executive Committee. Jeffrey T. Gill is the son of Robert E. Gill and the brother of R. Scott Gill.

John M. Kramer Age 64	John M. Kramer has served as Group Vice President of Sypris since December 2004, as Vice President of Sypris from 2000 to December 2004, as President and Chief Executive Officer of its subsidiary, Sypris Technologies, from 1985 to April 2005, and as President of Sypris Technologies from April 2005 to the present. Prior to 1985, Mr. Kramer served in a number of senior management positions with Sypris Technologies, Xerox and Ford Motor Company. Mr. Kramer holds a BS degree in Management from the University of Louisville.

Robert B. Sanders Age 49	Robert B. Sanders has served as Group Vice President of Sypris and as President of its subsidiary, Sypris Electronics, since March 2005. From 2000 to 2005, Mr. Sanders served as General Manager and Site Executive for the Defense & Space Electronics Systems division of Honeywell. From 1997 to 2000, he served as Deputy Director Product Development for ITT Industries, a diversified engineering and manufacturing company with expertise in defense electronics and services. Mr. Sanders holds a Bachelor of Arts Degree in Management/Aeronautics from Dowling College and is a former Naval Aviator with the United States Marine Corps.

Kathy Smith Boyd Age 53	Kathy Smith Boyd has served as a Vice President of Sypris, as President and Chief Executive Officer of its subsidiary, Sypris Test & Measurement, from 2003 to April 2005 and as President of Sypris Test & Measurement from April 2005 to the present. Ms. Boyd served as Corporate Vice President for Global Services and Solutions for Acterna, a communications test and measurement company, from 2000 to 2002, as Vice President and General Manager of the North American Consulting Business of Hewlett Packard from 1998 to 2000, and in a variety of management positions with Hewlett Packard from 1985 to 1998. Ms. Boyd holds a BA degree in History and Psychology from Moravian College.

G. Darrell Robertson Age 64	G. Darrell Robertson has served as a Vice President of Sypris, as President and Chief Executive Officer of its subsidiary, Sypris Data Systems, from 2000 to April 2005 and as President of Sypris Data Systems from April 2005 to the present. Mr. Robertson served as an Executive Consultant for Atlantic Management Associates and as Managing Partner for TMT Acquisition, both small business consulting firms, from 1998 to 2000, as President of Aydin Telemetry from 1997 to 1998, and as Vice President of Controlotron Corporation from 1994 to 1996. Prior to 1994, Mr. Robertson served in a number of senior executive positions with Republic Electronics Corporation and Aeroflex Laboratories. Mr. Robertson holds BS and MS degrees in Electrical Engineering from Purdue University.

T. Scott Hatton Age 40	T. Scott Hatton has served as Vice President and Chief Financial Officer of Sypris since July 2005. From 2003 to July 2005, Mr. Hatton served as Vice President and Chief Financial Officer for Honeywell Automation & Control Solutions, a strategic business group of Honeywell. From 2002 to 2003, he served as Vice President and Chief Financial Officer for the Transportation Systems of Honeywell. From 1988 to 2002, Mr. Hatton served in a number of progressively responsible executive positions with the General Electric Company, including most recently as Chief Financial Officer of the Global Noryl business unit of GE Plastics and as Chief Financial Officer for GE Superabrasives. Mr. Hatton is a graduate of the GE Financial Management Program and holds a Bachelor’s Degree in Business Administration from the University of Kentucky.

Richard L. Davis Age 53	Richard L. Davis has served as Senior Vice President of Sypris since 1997, as Secretary from 1998 to 2003 and as Vice President and Chief Financial Officer of its predecessor from 1985 to 1997. Prior to 1985, Mr. Davis served in a number of management positions with Armor Elevator and Coopers and Lybrand. Mr. Davis holds a BS degree in Business Administration from Indiana University and an MBA from the University of Louisville. He is a certified public accountant in the state of Kentucky.

John R. McGeeney Age 50	John R. McGeeney has served as General Counsel and Secretary of Sypris since June 2003. Mr. McGeeney served Of Counsel to Middleton and Reutlinger, a law firm, in 2003, and as General Counsel for Inviva, Inc., an insurance holding company, from 2000 to 2002. Mr. McGeeney also served in several senior leadership positions, including General Counsel and Secretary, with ARM Financial Group, a financial services company, from 1994 to 1999, and as Counsel and Assistant General Counsel for Capital Holding Corporation, a financial services company, from 1988 to 1994. Mr. McGeeney holds a BA degree from Amherst College and a JD degree from the University of Notre Dame Law School.

Anthony C. Allen Age 48	Anthony C. Allen has served as Vice President, Treasurer and Assistant Secretary of Sypris since December 2004 and as Vice President of Finance and Information Systems and Assistant Secretary of Sypris from 2003 to December 2004. Mr. Allen served as Vice President, Controller and Assistant Secretary of Sypris from 1997 to 2003. He served as Vice President of Finance of Sypris’ predecessor from 1994 to 1998 and as Vice President and Controller from 1987 to 1994. Prior to 1987, Mr. Allen served in a variety of management positions with Armor Elevator. Mr. Allen holds a Bachelors degree in Business Administration from Eastern Kentucky University and an MBA from Bellarmine University. He is a certified public accountant in the state of Kentucky.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

The Compensation Committee (“Committee”) has responsibility for reviewing, establishing and monitoring the Company’s compensation philosophy and practice. The Company’s goal is that the total compensation paid to executive officers and other employees should be competitive with the compensation provided to other persons with similar levels of responsibility and include meaningful incentives to maximize long term shareholder value while achieving the Company’s short term objectives. A detailed description of the Committee’s structure, roles and responsibilities can be found in the Corporate Governance disclosure section “Governance of the Company”. The Committee’s responsibilities are further defined in its charter which is available through our website at www.sypris.com.

Throughout this Proxy Statement, the individuals included in the Summary Compensation Table are referred to as the “named executive officers.”

The Committee has initiated a comprehensive review of the Company’s compensation strategies and programs which, for 2007, will result in a greater emphasis on performance-based restricted stock, as well as a reduced utilization of stock options, with a greater focus on the Company’s performance over the next three to five years.

Philosophy

The Committee strives to provide programs that attract, motivate and retain the highly talented individuals the Company needs, to provide outstanding products and services to its customers, and whose performance is critical to the long-term success of the Company. The Committee believes that if compensation programs are designed to reward the achievement of identified annual, long-term and strategic goals, the Company will be more likely to accomplish those goals.

Specifically, the objectives of the Committee’s programs are to:

•	Offer a total compensation program that is competitive with the compensation levels and practices of peer companies with which the Company competes for talent;

•	Tie a significant portion of executive compensation to the Company’s financial objectives and the executive’s individual contributions toward those objectives;

•	Align the interests of the Company’s executives with the long term interests of its stockholders; and

•	Provide incentives that promote executive retention.

Decision Making

The Committee approves and recommends to the full Board all compensation decisions regarding the Company’s directors and executive officers, including all of the named executive officers. The Committee generally approves equity awards for the Company’s other employees and non-equity compensation for the Company’s other officers, although the Committee has annually delegated to the Company’s Chief Executive Officer the discretion to award up to 100,000 stock options to non-executive employees in the aggregate, with a maximum award of 10,000 options to any individual. At least annually, the Committee reviews relevant competitive data provided by third party compensation professionals engaged for that purpose in addition to the observations and recommendations of the Company’s executive management. The Committee retains, and has exercised, full discretion to modify any compensation recommendations by management.

Determinations

In 2006, the Company engaged Mercer Human Resource Consulting, Inc., a leading, global human resources consulting firm, to assist the Committee in reviewing total compensation for the Company’s named executive officers and other key employees. Mercer provides the Committee with relevant market data and alternatives to consider when making compensation decisions regarding the Chief Executive Officer and the Company’s other executives. During 2006, the Company’s full Board of Directors also requested, and received, direct access to Mercer’s lead executive compensation consultant for the purpose of reviewing trends and making inquiries. In 2006 the Company also engaged Mercer to provide consulting services including an executive compensation review and a presentation of executive compensation trends and developments to the Company’s Board of Directors for separate compensation of $10,030. Given the scope of the other services provided and the fees earned by Mercer, the ability of Mercer to provide an independent perspective to the Compensation Committee has not been impaired. The Compensation Committee has reserved, and periodically exercised, the right to discuss any executive compensation topic with the Mercer consultant without any management involvement.

Elements of 2006 Executive Compensation

Due to the Company’s rapid growth in cyclical niche markets, with a high concentration of financially challenged customers, the Company has reexamined its annual allocations between short-term, cash compensation and long-term, non-cash incentive awards on a more frequent basis as needed to respond to rapidly changing circumstances. The Committee reviews information provided by compensation consultants, monitors the development of the emerging obstacles and market opportunities facing the Company, and evaluates the specific accomplishments of the Company’s key employees in response to those changing market conditions to determine the appropriate level and mix of incentive compensation.

For 2006, the principal elements of executive compensation for the named executive officers were base salary, performance-based incentive cash compensation, long-term stock-based incentives consisting of restricted shares and stock options, certain perquisites and other incidental personal benefits and in the case of one named executive officer, hiring bonuses paid in cash installments, all of which were reviewed in comparison to the Company’s traditional broad market survey data.

Beginning in 2007, the Committee also plans to compare each element of total compensation against a tailored peer group of publicly-traded and privately-held companies. The peer group will be periodically reviewed and updated and will consist of companies against which the Company believes it competes for talent and stockholder investment. For 2007, the Committee has substituted performance-based restricted stock for the traditional stock option component of its annual equity grants to executive officers. The Company is also evaluating the addition of certain new elections in connection with outstanding stock options.

Base Salary and Hiring Bonuses

The Committee periodically reviews the base salaries of the President and Chief Executive Officer, the other named executive officers and other executive officers. In addition to reviewing survey data, peer group analyses, and the analyses and recommendations of consultants, salaries are reviewed in light of promotions or other significant changes in responsibilities. In each case, the Committee considers the executive’s past results, future potential, scope of responsibilities and experience, as well as competitive salary practices. The salary for the President and Chief Executive Officer was reviewed in 2006 and adjusted to reflect target levels between the 50th and 75th market percentiles of the relevant market survey data. Salaries for the other named executive officers and other executives were also reviewed in 2006 and adjusted where appropriate to reflect target levels between the 50th and 75th market percentiles of the relevant market survey data. The Committee believes that such targets, when combined with substantial opportunities for equity ownership, will attract and retain a cohesive team of highly talented executives with strong entrepreneurial capabilities who place a high value on the execution of the Company’s long term goals. The Committee also reviews the unique circumstances involved in the recruitment of the Company’s executive officers and will approve the payment of hiring bonuses if, in the Committee’s judgment, such payments are necessary to successfully recruit such executives. In 2006, one named executive officer, T. Scott Hatton, received two installment payments totaling $100,000, which were approved in 2005 at the time that this executive officer was hired.

Performance-Based Incentive Compensation

The Company provided a 2006 performance based incentive compensation plan for named executive officers and other executives with the exception of the President and Chief Executive Officer who declined to participate. The plan was designed to generate a bonus pool based upon the Company’s profit before tax and free cash flow. This bonus pool was designed to be distributed to participants based upon the attainment of individual objectives which had been assigned at the beginning of the year. The Company’s threshold performance targets required to generate a bonus pool, based upon profit before tax and free cash flow, were not achieved in 2006 and therefore no bonus payments were distributed under this plan. As a result, in 2006, the named executive officers’ individual performance goals were not a factor; however, it is the Company’s compensation philosophy to tie incentive bonus compensation to individual performance goals that are tailored to reflect the challenges facing the Company including the achievement of specific profit before tax targets, free cash flow targets, reported net income targets, sales goals, new product introductions, risk management improvements, and similar metrics.

Long-Term Stock-Based Incentives

The Company provides an Executive Long-Term Incentive Program (ELTIP) for its named executive officers and other corporate officers. This plan consists of both stock options and restricted stock grants to be awarded annually each March. The size of the award, the vesting provisions and other award details are based primarily upon individual performance, scope of responsibilities and competitive market data regarding long-term incentive practices for similar positions. By creating clear, relatively predictable expectations for the Company’s executives and other key employees, the Committee believes that over time these participants will include the Company’s common stock as a meaningful component of their family and personal long-term financial goals. The specific awards granted to the named executive officers in 2006 under the ELTIP are detailed in the “Grants of Plan Based Awards” Table. In determining the size and specific allocations of restricted stock and stock options, the Committee considered the relative responsibilities of each named executive officer, competitive market data provided by compensation consultants, the obstacles to and opportunities for achieving the Company’s long term goals, the value of immediate ownership conveyed by restricted shares, the heightened exposure to the Company’s stock performance conveyed by stock options, the relative compensation expense of each form of incentive compensation and the value of uniform grants to maximize the overall commitment of each named executive officer to a common set of team goals. In addition, the Company’s Chief Executive Officer and President has received awards of restricted stock which have performance based vesting requirements tied to the achievement of certain reported net income targets as further described in footnote 1 to the “Grants of Plan Based Awards” Table.

The Company’s stock options are awarded at the NASDAQ closing price of the Company’s stock on the date of grant and vest over various periods. Prior to 2004, most stock options were granted for eight years with 20% of the options becoming exercisable on each of the second through sixth anniversaries of the grant date. Most stock options granted since 2004, vest on the third, fourth and fifth anniversaries of the grant date in increments of 30%, 30%, and 40%, respectively, and expire on the sixth anniversary date.

Most of the Company’s restricted stock grants vest in one-third increments after three, five and seven year periods. As with stock option grants, restricted stock grants to named executive officers, including the President and Chief Executive Officer, are made by the full Board of Directors. Certain restricted stock grants to the President and Chief Executive Officer, at his request, are also contingent upon the achievement of specific financial goals which would require a substantial improvement over the Company’s historical financial performance. All awards of restricted stock include voting and dividend rights. The Company and the Committee believe that a combination of stock options and restricted stock awards has provided for a substantial element of compensation based upon the future performance of the Company’s common stock combined with an immediate sense of share ownership, at an overall efficient cost to the Company. However, as noted above, the Committee has reevaluated this approach with respect to executive compensation in 2007. All awards of stock options or restricted stock granted to the named executive officers in 2006 were made pursuant to the ELTIP. Accordingly, no special equity awards are reflected in the “Grants of Plan Based Awards” Table.

Ownership Guidelines

The Company has adopted equity ownership targets for each named executive officer and other executives to maintain a significant personal ownership stake in the Company. The Committee believes that such ownership will foster the long-term growth and success of the Company by aligning the personal financial goals of its executives with the long-term performance of the Company’s common stock. The ownership guidelines developed by the Committee provide for acquisition of the ownership stake over a five year period, with the achievement of these ownership goals to be reviewed annually. The named executive officers are expected to maintain beneficial equity interests as follows:

Name	Position	Ownership Equal To
Jeffrey T. Gill	President and Chief Executive Officer	Ten Times Annual Salary

T. Scott Hatton	Vice President and Chief Financial Officer	Two Times Annual Salary

Robert Sanders	Group Vice President and President of Electronics Group	Two Times Annual Salary

Richard L. Davis	Senior Vice President	Two Times Annual Salary

John M. Kramer	Group Vice President and President of Industrial Group	Two Times Annual Salary

Special Awards of Stock Options and Restricted Stock

The Committee also believes that special, unexpected awards of stock options or restricted stock can further the Company’s long-term goals by rewarding individual or team achievements, providing incentives for superior results and recruiting or retaining key employees needed to accomplish those goals. Accordingly, the Committee will grant, or recommend that the full Board grant, awards of stock options or restricted stock:

•	as a hiring bonus where competitive data and the recruiting circumstances support such awards;

•

as a reward to individuals or groups who have performed at a higher level of commitment, leadership or other measures of success, where the judgment and experience of the Committee, in consultation with the Company’s management or after a review of competitive data, indicates that such awards are appropriate under the circumstances;

•	as an efficient incentive to motivate the ongoing development, commitment and leadership of the Company’s key employees;

•	as a supplement to the existing rights of the Company’s executives, where appropriate on a cost neutral basis, to enhance the incentives associated with existing equity grants.

The award levels for these special equity grants are primarily based on competitive market data, the grantee’s scope of responsibility within the Company, the existence of unusual challenges or obstacles to the Company’s or the participant’s successful performance, or demonstrated superior achievement. These special awards are granted to and received by the employee on the date of hire, promotion of the employee or on other award dates determined by the Committee. Grants to executive officers are recommended by the Committee and approved by the full Board of Directors. The Compensation Committee has the authority to grant stock options and restricted stock to other executives and key employees and has delegated authority to the President and Chief Executive Officer to grant stock options up to 10,000 per employee, with a limit of 100,000 total shares per year.

In January of 2007, special awards totaling $569,000 and 258,000 restricted stock grants were awarded to 50 employees including named executive officers, executives and others. These awards were granted to reward the recipients as key employees performing at an exceptional level and to motivate their ongoing development, commitment and leadership with the Company. The cash payment is subject to continued service through January 1, 2008 while the restricted stock grants to the named executive officers will vest 100% on the fourth anniversary of the grant date. In order to emphasize the long term performance of the Company’s common stock for its shareholders, no other performance criteria have been included in these special awards. The President and Chief Executive Officer declined to participate in this program.

Retirement Benefits

All employees, in the United States not covered by a collective bargaining agreement, are automatically enrolled in the Company’s 401(k) retirement savings plan, a tax-qualified plan, at a pre-tax contribution rate of 3%. Employees may opt out of the plan or may elect to change their contribution in increments of 1% of pre-tax salary up to the lesser of (a) an annual amount established under the Internal Revenue Code ($15,000 for 2006) or (b) the limit prescribed for highly compensated employees based on Internal Revenue Code discrimination testing rules. All employees are subject to certain “catch up” contribution rules for employee’s at or over the age of 50. The Company may match up to 100% of the first 6% of eligible salary that is contributed to the plan on a pre-tax basis, which percentage may be reduced in the CEO’s discretion based on local division performance. Historically, the Company has contributed a matching amount of 100% of the participating employees first 3% of eligible salary. Company contributions vest at the rate of 20% per year with 100% vesting attained at 5 years of service.

One named executive officer, John M. Kramer, participates in a defined benefit pension plan that is available only to salaried and non-bargaining unit employees of one acquired subsidiary who were employed prior to June 18, 1995. Accrued benefits for highly compensated employees, including Mr. Kramer, were frozen under the plan effective January 1, 2003. Benefits under the plan are based primarily on a participant’s years of service and average earnings. Average compensation is based on average monthly compensation during the 60 calendar months of employment in which the employee had the highest aggregate compensation, out of the last 120 consecutive months of employment prior to retirement or termination. Mr. Kramer’s benefit level was frozen effective January 1, 2003, is payable at the normal retirement age of 65, and will be $59,011 annually, with a present value of the accumulated benefit of $638,663. There are no other named executive officers or corporate officers participating in defined benefit pension plans.

Perquisites and Other Personal Benefits

The Company provides several benefits to its named executive officers and other executives that are not available to all other employees and may be considered perquisites or other personal benefits. The Company and the Committee believe these programs are reasonable and consistent with the goal of the overall compensation program to better enable the Company to attract and retain superior employees for key leadership positions.

The named executive officers and other executives are provided use of Company automobiles. The Company pays premiums for group term life insurance for the President and Chief Executive Officer and all other named executive officers. The Company pays premiums for executive life insurance for the President and Chief Executive Officer and two other named executive officers. The Company pays premiums for executive long term disability coverage for the President and Chief Executive Officer and one other named executive officer. The Company also pays premiums for long-term care insurance for the President and Chief Executive Officer and his spouse. In 2006, the Company paid $1,555 for a portion of the costs of a vacation trip which was awarded to one of the named executive officers and his spouse.

The Company does not provide corporate aircraft services, club reimbursements, tax preparation or other such personal services, deferred compensation programs or supplemental retirement benefits as part of its executive compensation program.

Tax and Accounting Implications

Deductibility of Executive Compensation

As part of its role, the Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code, which provides that the Company may not deduct compensation of more than $1,000,000 that is paid to certain individuals. The Company believes that for 2006, all compensation paid under the management incentive plans is fully deductible for federal income tax purposes.

Accounting for Stock-Based Compensation

Beginning on January 1, 2006, the Company began accounting for stock-based payments in accordance with the requirements of FASB Statement 123(R).

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Robert Sroka, Chairman

John F. Brinkley

William L. Healey

SUMMARY COMPENSATION TABLE

The following table sets forth information concerning total compensation earned or paid to the President and Chief Executive Officer, the Vice President and Chief Financial Officer and the three other most highly compensated executive officers of the Company who served in such capacities as of December 31, 2006 (the “named executive officers”) for services rendered to the Company during the past fiscal year.

Based on the fair value of equity awards granted to named executive officers in 2006 and the base salary of the named executive officers, “Salary” accounted for approximately 52% to 83% of the total compensation of the named executive officers, while incentive compensation (awarded as a hiring bonus) accounted for approximately 16% of the total compensation of one named executive officer, but due to company performance, no other bonus payments were made to the named executive officers in 2006. Apart from individual performance, these percentages can be significantly affected by a number of special factors, such as recruitment costs (hiring bonuses of cash or equity awards, relocation expenses, and similar items), or historic participation in pension benefit plans. For example, if pension benefits were included as a component of salary, and recruitment costs were excluded, then “Salary” would have ranged from 78% to 84% of “Total Compensation,” while no “Bonuses” would have been paid in 2006.

(a)	(b)	(c)	(d)	(e)	(f)	(h)	(i)	(j)
Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(3)	All Other Compensation ($)(4)	Total ($)
J. T. Gill, President and Chief Executive Officer	2006	543,269	—	52,976	16,695	—	39,717	652,657

T. S. Hatton, Vice President & CFO	2006	319,615	100,000	144,992	8,422	—	44,885	617,914

J. M. Kramer, Group Vice President & President, Sypris Technologies	2006	365,000	—	55,231	8,422	97,069	21,742	547,463

R. B. Sanders, Group Vice President & President, Sypris Electronics	2006	290,962	—	38,062	8,452	—	21,034	358,510

R. L. Davis, Senior Vice President	2006	275,962	—	38,062	8,422	—	26,567	349,012

(1)	The amounts in column (e) reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006, in accordance with SFAS No. 123(R) of restricted stock awards pursuant to the 2004 Sypris Equity Plan and therefore may include amounts from awards granted in and prior to 2006. Assumptions used in the calculation of these amounts are included in footnote 13 to the Company’s audited financial statements for the fiscal year ended December 31, 2006 included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on or about March 13, 2007.

(2)	The amounts in column (f) reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006, in accordance with SFAS No. 123(R) of stock option awards pursuant to the 2004 Sypris Equity Plan and the 1994 Stock Option Plan for Key Employees and thus include amounts from awards granted in and prior to 2006. Assumptions used in the calculation of these amounts are included in footnote 13 to the Company’s audited financial statements for the fiscal year ended December 31, 2006 included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on or about March 13, 2007.

(3)	The amounts in column (h) reflect the actuarial increase in the present value of the named executive officer’s benefits under all pension plans established by the Company. Assumptions used in the calculation of these amounts are included in footnote 11 to the Company’s audited financial statements for the fiscal year ended December 31, 2006 included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on or about March 13, 2007 and includes amounts which the named executive officer may not currently be entitled to receive because such amounts are not vested. A more complete discussion of this plan can be found in the section entitled “Compensation Discussion and Analysis (Retirement Benefits).”

(4)	The amounts in column (i) include the aggregate dollar amount of all perquisites offered by the Company which included auto leases for personal and business use (for each named executive officer), relocation expenses (for Mr. Hatton), a portion of one vacation trip (for Mr. Davis), premiums on long term disability coverage and executive life insurance (for Messrs Gill, Hatton, Sanders and Davis), and long term care insurance (for Mr. Gill and his spouse). These perquisites and personal benefits, together with all other compensation listed in column (i), for all of the named executive officers totaled approximately $153,945, or 6% of their total compensation, in the aggregate.

GRANTS OF PLAN BASED AWARDS IN 2006

		Estimated Future Payouts Under Equity Incentive Plan Awards
(a)	(b)	(g)		(i)		(j)		(k)	(l)

Name	Grant Date	Target (#)		All Other Stock Awards: Number of Shares of Stock or Units		All Other Option Awards: Number of Securities Underlying Options (#)		Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards
J. T. Gill	3/2/2006	20,000	(1)	—		—		—	207,200
	3/2/2006	—		—		20,000	(3)	10.36	99,998

T. S. Hatton	3/2/2006	—		12,000	(2)	—		—	124,320
	3/2/2006	—		—		12,500	(3)	10.36	50,443

J. M. Kramer	3/2/2006	—		12,000	(2)	—		—	124,320
	3/2/2006	—		—		12,500	(3)	10.36	50,443

R. B. Sanders	3/2/2006	—		9,000	(2)	—		—	93,240
	3/2/2006	—		—		12,500	(3)	10.36	50,443

R. L. Davis	3/2/2006	—		9,000	(2)	—		—	93,240
	3/2/2006	—		—		12,500	(3)	10.36	50,443

(1)	Awards granted in column (g) reflect performance restricted stock awards granted under the 2004 Sypris Equity Plan and the Executive Long Term Incentive Program (“ELTIP”) to the CEO. The performance restricted stock awards are based on the Company’s achievement of certain increasing levels of reported net income on or before each of the third, fifth and seventh anniversary dates, respectively, in vesting increments of 33%, 33% and 34%, respectively, or the award is forfeited. The Company considers these performance criteria to be proprietary and confidential. A more complete discussion of this program can be found in the section entitled “Compensation Discussion and Analysis (Long-Term Stock-Based Incentives).”

(2)	Awards granted in column (i) reflect restricted stock awards granted under the 2004 Sypris Equity Plan and the ELTIP and vest in one third increments on the third, fifth and seventh anniversary dates, respectively, the terms of which include voting rights and cash dividends, after the Grant Date.

(3)	Awards granted in column (j) reflect stock option awards granted under the 2004 Sypris Equity Plan and the ELTIP and vest 30%, 30% and 40% on the third, fourth and fifth anniversary dates, respectively.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END 2006

	Option Awards					Stock Awards
(a)	(b)	(c)		(e)	(f)	(g)		(h)	(i)	(j)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(6)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
J. T. Gill	100,000	—		7.38	2/23/2007	—		—	—	—
	50,000	—		13.50	2/25/2010	—		—	—	—
	20,000	—		11.92	6/30/2011	—		—	—	—
	—	20,000	(1)	10.36	3/1/2012	—		—	—	—
	—	—		—	—	—		—	20,000(7)	139,400
	—	—		—	—	—		—	20,000(8)	139,400

T. S. Hatton	12,500	—		13.94	6/30/2011	—		—	—	—
	7,500	—		9.98	12/30/2011	—		—	—	—
	—	12,500	(1)	10.36	3/1/2012	—		—	—	—
	—	—		—	—	12,000	(3)	83,640	—	—
	—	—		—	—	14,000	(4)	97,580	—	—
	—	—		—	—	12,000	(5)	83,640	—	—

J. M. Kramer	15,000	—		10.50	2/21/2008	—		—	—	—
	32,000	8,000	(2)	6.25	2/26/2009	—		—	—	—
	19,000	—		13.50	2/25/2010	—		—	—	—
	5,000	—		16.03	6/30/2010	—		—	—	—
	4,896	7,344	(2)	8.25	2/24/2011	—		—	—	—
	12,000	18,000	(2)	8.27	2/25/2011	—		—	—	—
	15,000	—		11.92	6/30/2011	—		—	—	—
	—	12,500	(1)	10.36	3/1/2012	—		—	—	—
	—	—		—	—	13,500	(3)	94,095	—	—
	—	—		—	—	12,000	(5)	83,640	—	—

R. B. Sanders	60,000	—		10.95	3/27/2011	—		—	—	—
	12,500	—		11.92	6/30/2011	—		—	—	—
	7,500	—		9.98	12/30/2011	—		—	—	—
	—	12,500	(1)	10.36	3/1/2012	—		—	—	—
	—	—		—	—	9,000	(3)	62,730	—	—
	—	—		—	—	9,000	(5)	62,730	—	—

R. L. Davis	10,000	—		10.50	2/21/2008	—		—	—	—
	32,000	8,000	(2)	6.25	2/26/2009	—		—	—	—
	13,000	—		13.50	2/25/2010	—		—	—	—
	5,000	—		16.03	6/30/2010	—		—	—	—
	5,330	7,995	(2)	8.25	2/24/2011	—		—	—	—
	19,200	28,800	(2)	8.27	2/25/2011	—		—	—	—
	12,500	—		11.92	6/30/2011	—		—	—	—
	7,500	—		9.98	12/30/2011	—		—	—	—
	—	12,500	(1)	10.36	3/1/2012	—		—	—	—
	—	—		—	—	9,000	(3)	62,730	—	—
	—	—		—	—	9,000	(4)	62,730	—	—

(1)	Stock option awards which vest 30%, 30% and 40% on the third, fourth and fifth anniversary dates, respectively, of the six year option term (i.e., three years, two years or one year prior to the expiration dates indicated in column (f), respectively).

(2)	Stock option awards which vest 20% on each of the second, third, fourth, fifth and sixth anniversary dates, respectively of the eight year option term (i.e., ranging from six years to one year prior to the expiration dates indicated in column (f), respectively).

(3)	Restricted stock awards which vest in one third increments on the third, fifth and seventh anniversary dates, with a grant date of August 1, 2005.

(4)	Restricted stock awards which vest 30%, 30%, and 40% on the first, third, and fifth anniversary dates, with a grant date of August 1, 2005.

(5)	Restricted stock awards which vest in one third increments on the third, fifth and seventh anniversary dates, with a grant date of March 2, 2006.

(6)	Market value of shares that have not vested in column (h) was calculated using the closing stock price on December 29, 2006.

(7)	Performance restricted stock awards which vest 33%, 33%, and 34% on the third, fifth and seventh anniversary dates, respectively, with a grant date of August 1, 2005.

(8)	Performance restricted stock awards which vest 33%, 33%, and 34% on the third, fifth and seventh anniversary dates, respectively, with a grant date of March 2, 2006.

2006 OPTION EXERCISES AND STOCK VESTED

	Option Awards			Stock Awards
(a)	(b)	(c)		(d)	(e)
Name	Number of Shares Acquired on Exercise (#)	Value Realized Upon Exercise ($)		Number of Shares Acquired on Vesting (#)	Value Realized Upon Vesting ($)
J. T. Gill	—	—		—	—
T. S. Hatton	—	—		6,000	42,360	(2)
J. M. Kramer	—	—		—	—
R. B. Sanders	—	—		—	—
R. L. Davis	10,000	9,300	(1)	—	—

(1)	The value realized upon exercise in column (c) is market price on the date of the exercise less the exercise price multiplied by the number of shares acquired on exercise.

(2)	The value realized upon vesting in column (e) is the market price on the vesting date, multiplied by the number of shares.

PENSION BENEFITS FOR 2006

Name	Plan Name	Number of Years Credited Service (#)		Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
J. M. Kramer	Sypris Technologies, Inc. Retirement Plan for Salaried and Non-Bargaining Unit Employees	26	(1)	$638,663.00	—

(1)	Mr. Kramer has served as an employee of the Company since 1986, when the Company acquired the predecessor to Sypris Technologies, Inc. Thus, Mr. Kramer’s years of credited service with respect to the plan exceed his years of service with the Company but do not exceed his years of service with the predecessor employer.

The Company’s subsidiary, Sypris Technologies, Inc., maintains the Sypris Technologies, Inc. Retirement Plan for Salaried and Non-Bargaining Unit Employees, a defined benefit pension plan that covers employees whose wages and conditions of employment are not determined by a collective bargaining agreement. Employees hired on or after June 18, 1995 are not eligible to participate in the plan. Effective January 1, 2003, accrued benefits for highly compensated employees were frozen under the plan. Benefits under the plan are based primarily on a participant’s years of service and average earnings. Average compensation is based on average monthly compensation during the 60 calendar months of employment, out of the last 120 consecutive months of employment prior to retirement or termination, during which the employee had the greatest aggregate amount of compensation. John M. Kramer’s plan benefit, frozen effective January 1, 2003, payable at the normal retirement age of 65, is $59,011. Assumptions used in the calculation of these amounts are included in footnote 11 to the Company’s audited financial statements for the fiscal year ended December 31, 2006 included in the Company’s

Annual Report on Form 10-K filed with the Securities and Exchange Commission on or about March 13, 2007 and the table includes amounts which the named executive officer may not currently be entitled to receive because such amounts are not vested. A more complete discussion of this program can be found in the section entitled “Compensation Discussion and Analysis (Retirement Benefits).”

DIRECTOR COMPENSATION

(a)(4)	(b)		(d)	(g)		(h)
Name	Fees Earned or Paid in Cash ($)		Option Awards ($)(5)	All Other Compensation		Total ($)
J. F. Brinkley	—		64,121	—		64,121
W.G. Ferko	—		64,924	—		64,924
H. F. Frigon	9,633	(1)	—	—		9,633
R. E. Gill	310,962	(2)	—	15,854	(3)	326,815
R. S. Gill	33,000		—	—		33,000
W. L. Healey	37,000		—	—		37,000
S.R. Petersen	—		64,135	—		64,135
R. Sroka	—		68,608	—		68,608

(1)	The amount provided in column (b) represents fees paid for service provided between January 1, 2006 through May 2, 2006, prior to Mr. Frigon’s retirement from the Board of Directors.

(2)	The amount provided in column (b) represents Mr. Robert E. Gill’s annual salary as Chairman of the Board of the Company.

(3)	The amount in column (g) includes the aggregate dollar amount of all perquisites offered by the Company which included auto leases for personal and business use for Mr. Robert E. Gill as an officer of the Company.

(4)	The Directors listed in column (a) had the following aggregate amounts of option awards outstanding at fiscal year end (Mr. Brinkley 37,633, Mr. Ferko 41,254, Mr. Frigon 79,471, Mr. R. Scott Gill 68,500, Mr. Healey 68,500, Mr. Petersen 151,424 and Mr. Sroka 147,071).

(5)	The stock option grants listed in column (d) vest immediately on the grant date, expire on the tenth anniversary date, and remain exercisable through the expiration date regardless of termination of services, disability or death.

In 2006, non-employee directors (John F. Brinkley, William G. Ferko, R. Scott Gill, William L. Healey, Sidney R. Petersen and Robert Sroka) received an annual retainer of $24,000, a fee of $1,500 for attending each meeting of the Board of Directors ($300 if attendance was by phone), $1,500 for acting in the capacity of Chairman for each Committee meeting ($300 if attendance was by phone) and a fee of $1,000 for other non-employee directors attending each Committee meeting ($300 if attendance was by phone). Committee fees were earned regardless of whether Committee meetings were held on the same date as a Board of Directors’ meeting date. Non-employee directors also receive grants of stock options in the amount of 10,000 shares upon their initial election as a director and receive annual stock option grants in the amount of 6,000 shares for each year thereafter that they continue to serve as a director. Options are granted to non-employee directors with a strike price equal to the fair market value of the company’s common stock on the date of grant, are immediately exercisable and have a 10-year term. During 2006, Sidney R. Petersen exercised options to purchase 1,919 shares at a weighted average exercise price per share of $7.52 per share.

With respect to 2006, non-employee directors were permitted to elect to receive their annual retainer and meeting fees in the form of stock options. The number of stock options was determined by dividing the annual retainer and fee amount, as applicable, by 33% of the fair market value of Common Stock on the date of grant. During 2006, John F. Brinkley, William G. Ferko, Sidney R. Petersen and Robert Sroka elected to receive their annual retainer and meeting fees in the form of stock options, and a total of 56,836 options were granted to these non-employee directors in lieu of payment of cash director fees. On December 31, 2005, all non-employee directors were granted an option to purchase 6,000 shares in connection with their service during 2006.

On February 20, 2007, the Compensation Committee and the Board of Directors approved a new Directors’ Compensation Program. Under the new program, the average annual retainer for each non-employee director for 2007 will be approximately $80,200, to be distributed quarterly in equal installments. Beginning with the first quarter of 2007, each Director will have the right to elect to receive any or all of such quarterly installments either (a) one hundred percent in cash or (b) sixty percent in shares of the Company’s common stock, valued at their fair market value as of the date of the payment, and forty percent in cash. These quarterly stock grants and cash payments will replace the Company’s historical program of annual retainers, meeting fees and annual stock option grants.

All directors are reimbursed for travel and related expenses for attending Board and Committee meetings. We also provide non-employee directors with travel accident insurance when on Company business.

Directors who are employees of Sypris or its affiliates are not eligible to receive compensation for services as a director.

Impact of Change in Control

Stock options and restricted stock awards under the 2004 Sypris Equity Plan, including the ELTIP awards to the named executive officers, are subject to accelerated vesting upon any change of control, pursuant to the terms of the Plan. The respective values of the unvested stock options and the unvested shares of restricted stock which would have become vested for the named executive officers in the event of a change in control, calculated as of December 31, 2006, would have been as follows: $278,800 for Mr. Gill, $264,860 for Mr. Hatton, $183,495 for Mr. Kramer, $125,460 for Mr. Sanders, and $131,220 for Mr. Davis. For stock options, these valuations reflect (i) the number of each such individual's unvested stock options on December 31, 2006, multiplied by (ii) the amount, if any, by which the Company's stock price on the last trading day of 2006, December 29, exceeded the strike price of such options. For restricted stock, these valuations reflect (i) the number of each such individual's unvested shares of restricted stock on December 31, 2006, multiplied by (ii) the Company's stock price on the last trading day of 2006, December 29.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2006 with respect to shares of Sypris common stock that may be issued under our equity compensation plans.

Plan Category	Number of Securities To be Issued Upon Exercise of Outstanding Options (a)		Weighted Average Exercise Price of Outstanding Options (b)		Number of Securities Remaining Available For Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity Compensation Plans Approved by Stockholders	2,303,317	(1)(2)	$10.08	(2)	2,033,271	(3)
Equity Compensation Plans Not Approved by Stockholders	—		—		—
Total	2,303,317		$10.08		2,033,271

(1)	Consists of (a) 1,127,401 outstanding options under the 1994 Stock Option Plan for Key Employees (“1994 Key Plan”), which Plan expired on October 27, 2004, (b) 447,178 outstanding options under the 1994 Independent Directors’ Stock Option Plan, which Plan expired on October 27, 2004, and (c) 728,729 outstanding options under the 2004 Equity Plan.

(2)	Excludes 269,500 performance-based options to purchase Sypris Common Stock under the expired 1994 Key Plan. These performance-based options have an as yet undetermined exercise price, and their terms and conditions provide for the determination of the exercise price and the beginning of the vesting period to occur when the fair market value of the Company’s Common Stock achieves certain targeted price levels.

(3)	Shares remaining available for issuance under the 2004 Equity Plan.

AVAILABILITY OF REPORT ON FORM 10-K

A stockholders’ letter and a copy of our Annual Report on Form 10-K, which together constitute our Annual Report to Stockholders, has been mailed concurrently with this Proxy Statement to stockholders entitled to notice of and to vote at the Annual Meeting. Such Annual Report is not incorporated into this Proxy Statement and shall not be considered proxy solicitation material. Stockholders may also request a copy of the Company’s Report on Form 10-K which may be obtained without charge by writing to John R. McGeeney, Secretary, Sypris Solutions, Inc., 101 Bullitt Lane, Suite 450, Louisville, Kentucky 40222.

OTHER MATTERS

The Board of Directors does not intend to bring any other matter before the Annual Meeting and has not been informed that any other matter is to be presented by others. If any other matter properly comes before the Annual Meeting, the proxies will be voted with the discretion of the person or persons voting the proxies.

You are cordially invited to attend the Annual Meeting. Whether or not you plan to attend the Annual Meeting, please vote your shares over the Internet or by telephone, or mark, sign, date and promptly return the proxy card sent to you in the envelope provided. No postage is required for mailing in the United States.

SUBMISSION OF STOCKHOLDER PROPOSALS

Any stockholder who intends to present a proposal at the Annual Meeting in the year 2008 must deliver the proposal to the Company’s corporate Secretary at 101 Bullitt Lane, Suite 450, Louisville, Kentucky 40222:

•	Not later than November 12, 2007, if the proposal is submitted for inclusion in our proxy materials for that meeting pursuant to Rule 14a-8 under the Securities Act of 1934.

•

Stockholder proposals received after February 7, 2008, will be considered untimely, and the proxies solicited by Sypris for next year’s annual meeting may confer discretionary authority to vote on any such matters without a description of them in the Proxy Statement for that annual meeting.

John R. McGeeney

General Counsel and Secretary

March 23, 2007

[Sypris logo]

Sypris Solutions, Inc.

Suite 450

101 Bullitt Lane

Louisville, Kentucky 40222

Revocable Proxy for Annual Meeting of Stockholders to be held on April 24, 2007

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

OF SYPRIS SOLUTIONS, INC.

The undersigned appoints Robert E. Gill and Jeffrey T. Gill, and each of them, as proxies for the undersigned, with full power of substitution to vote all shares the undersigned is entitled to vote at the Annual Meeting of Stockholders of Sypris Solutions, Inc. (the “Company”) to be held at 101 Bullitt Lane, Lower Level Seminar Room, Louisville, Kentucky on Tuesday, April 24, 2007, at 10:00 a.m. local time, or any adjournment thereof, as follows, hereby revoking any proxy previously given.

To vote by telephone or Internet, please see the reverse of this card. To vote by mail, please sign and date this card on the reverse, tear off at the perforation, and mail promptly in the enclosed postage-paid envelope.

(Continued and to be signed on reverse side)

Address Change/Comments (Mark the corresponding box on the reverse side)

•    FOLD AND DETACH HERE IF YOU ARE RETURNING YOUR VOTED PROXY BY MAIL    •

SYPRIS SOLUTIONS, INC.

Mark Here for Address Change or Comments.  ☐

PLEASE SEE REVERSE SIDE

SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER. IF NO DIRECTION IS SUPPLIED, THE PROXY WILL BE VOTED “FOR” ALL THE NOMINEES LISTED IN ITEM 1.

1.	Election of the following Class II director nominees for three-year terms expiring in 2010:

	Nominees:	01 R. Scott Gill	☐ FOR ALL	☐ WITHHOLD ALL	☐ FOR ALL EXCEPT
02 Robert Sroka

The Board of Directors recommends a vote “FOR” all the above nominees.

(INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, WRITE THAT NOMINEE’S NAME ON THE SPACE PROVIDED ABOVE.)

2.	In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting and any adjournment of the Annual Meeting.

Date:	, 2007

SIGNATURE(S)

SIGNATURE(S)

Please sign as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

•    FOLD AND DETACH HERE    •

WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING,

BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.

Your vote is important. Casting your vote in one of the two ways described on this instruction card authorizes the proxies named on the front of this proxy card to vote all shares of Common Stock of Sypris Solutions, Inc. that you are entitled to vote.

Your Internet of telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet http://www.proxyvoting.com/sypr Use the internet to vote your proxy. Have your proxy card in hand when you access the web site.	OR	Telephone 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

You can vote by phone or via the Internet at any time prior to 11:59 p.m. EDT on April 23, 2007. You will need the number printed in the box at the top of this instruction card to vote by phone or via the Internet. If you do so, you do not need to mail in your proxy card.

Choose MLinkSM For fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.lasalleshareholderservices.com/isd/ where step-by-step instructions will prompt you through enrollment.